GLOBAL UTILITY FUND,INC.

                                   (the Fund)


                           PLAN PURSUANT TO RULE 18F-3

         The Fund hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the 1940 Act), setting forth the separate arrangement and expense allocation of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Directors, including a majority of the independent Directors.


                              CLASS CHARACTERISTICS

CLASS A SHARES:                     Class A shares are subject to a high
---------------                     initial sales charge and a distribution
                                    and/or service fee pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fee) not to exceed .30 of 1% per annum of the average daily net assets of the class. The initial sales charge is waived or reduced for certain eligible investors.

CLASS B SHARES:                     Class B shares are not subject to an initial
---------------                     sales charge but are subject to a high
                                    contingent deferred sales charge (declining by 1% each year) which will be imposed on certain redemptions and a Rule 12b-1 fee of not to exceed [.75 of 1%/1%] per annum of the average daily net assets of the class.
                                    The contingent deferred sales charge is
                                    waived for certain eligible investors. Class
                                    B shares automatically convert to Class A shares approximately [seven] years after purchase.


CLASS C SHARES:                     Class C shares are not subject to an
---------------                     initialsales charge but are subject to a
                                    low contingent deferred sales charge
                                    (declining by 1% each year) which will be imposed on certain redemptions and a Rule
                                    12b-1 fee not to exceed 1% per annum of the average daily net assets of the class.

CLASS Z SHARES:                     Class Z shares are not subject to
---------------                     either an initial or contingent deferred
                                    sales charge nor are they subject to any Rule 12b-1 fee.

                         INCOME AND EXPENSE ALLOCATIONS

         Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

                           DIVIDENDS AND DISTRIBUTIONS

         Dividends and other distributions paid by the Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 fees and other expenses borne exclusively by that class.


                               EXCHANGE PRIVILEGE

         Each class of shares is generally exchangeable for the same class of shares (or the class of shares with similar characteristics), if any, of the other Prudential Mutual Funds (subject to certain minimum investment requirements) at relative net asset value without the imposition of any sales charge.

         Class B and Class C shares (which are not subject to a contingent deferred sales charge) of shareholders who qualify to purchase Class A shares at net asset value will be automatically exchanged for Class A shares on a quarterly basis, unless the shareholder elects otherwise.


                               CONVERSION FEATURES

         Class B shares will automatically convert to Class A shares on a quarterly basis approximately seven years after purchase. Conversions will be effected at relative net asset value without the imposition of any additional sales charge.


                                     GENERAL

A. Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B. On an ongoing basis, the Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes. The Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Prudential Mutual Fund Management LLC, the Fund's Manager, will be responsible for reporting any potential or existing conflicts to the Directors.



C. For purposes of expressing an opinion on the financial statements of the Fund, the methodology and procedures for calculating the net asset value and dividends/distributions of the Fund's several classes and the proper allocation of income and expenses among such classes will be examined annually by the Fund's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants.



Dated:   May 9, 1996